Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive·Suite 1700·Dallas, Texas 75251 Phone (214) 368-2084·Fax (972) 367-3559

EXCO RESOURCES, INC. ANNOUNCES CLOSING OF $750.0 MILLION

SENIOR NOTES OFFERING

DALLAS, TEXAS, September 15, 2010…EXCO RESOURCES, INC. (NYSE: XCO) (“EXCO”) today announced that it closed its underwritten offering of $750.0 million aggregate principal amount of 7.500% Senior Notes due 2018, which were issued at 98.530% of par value. EXCO received proceeds of approximately $724.4 million from the offering, after deducting discounts to the underwriters and estimated offering fees and expenses.

With a portion of the net proceeds from the offering, EXCO commenced the redemption of all $444.7 million in aggregate principal amount of its outstanding 7 1/4% Senior Notes due 2011 in accordance with the terms of the indenture under which those notes were issued. EXCO issued the notice of redemption with respect to its 7 1/4% Senior Notes due 2011 today and expects the redemption to be completed on October 15, 2010. EXCO used the remaining net proceeds to pay a portion of the outstanding balance under EXCO’s credit agreement.

J.P. Morgan Securities LLC, Banc of America Securities LLC, BNP Paribas Securities Corp., RBC Capital Markets Corporation and Wells Fargo Securities, LLC acted as joint book-running managers for the offering.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia and West Texas.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084.

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